INTEGRA LIFESCIENCES HOLDINGS CORPORATION
and
CITIBANK, N.A.,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of December 9, 2020

FIRST SUPPLEMENTAL INDENTURE dated as of December 9, 2020 (this “First Supplemental Indenture”), between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), and Citibank, N.A., a national association, as trustee (the “Trustee”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
WHEREAS, the Company and the Trustee entered into an Indenture, dated as of February 7, 2020 (the “Indenture”), providing for the issuance of $575,000,000 of the Company’s 0.50% Convertible Senior Notes due 2025 (the “Notes”);
WHEREAS, pursuant to Section 10.01(e) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of the Holders of the Notes to irrevocably select a Settlement Method or Specified Dollar Amount, or eliminate the right of the Company to choose a particular Settlement Method, on conversion of Notes, in each case prior to the deadline for electing a Settlement Method for such conversion or actually electing (or deemed electing) a Settlement Method pursuant to Section 14.02 of the Indenture;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
IRREVOCABLE ELECTIONS
Section 1.01    Irrevocable Election to Eliminate Physical Settlement. The Company hereby irrevocably eliminates the right of the Company to choose Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this First Supplemental Indenture.
Section 1.02    Irrevocable Election of Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement, the Specified Dollar Amount per $1,000 principal amount of the Notes shall be no lower than $1,000.
ARTICLE 2
MISCELLANEOUS.

Section 2.01    Relationship to Indenture. This First Supplemental Indenture is a supplemental indenture within the meanings of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.02    Modification of the Indenture. Except as expressly modified by this First Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes.
Section 2.03    Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).
Section 2.04    Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.05    Headings. The headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.06    The Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, or affecting the liability of, the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representation as to the validity, execution or sufficiency of this First Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.
INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:    /s/ Carrie Anderson
    Name:    Carrie Anderson
    Title:    Executive Vice President, Chief
        Financial Officer and Treasurer

CITIBANK, N.A., as Trustee

By:    /s/ Danny Lee
    Name:    Danny Lee
    Title:    Senior Trust Officer